UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT




                         PURSUANT TO SECTION 13 OR 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934




        Date of Report (Date of earliest event reported): August 18, 1997



                          JACK HENRY & ASSOCIATES, INC.
               (Exact name of Registrant as specified in Charter)




    Delaware            0-14112                          43-1128385
(State or other   (Commission File Number)      (IRS Employer Identification
jurisdiction of                                             No.)
incorporation)



                 663 Highway 60, P.O. Box 807, Monett, MO 65708
               (Address of principal executive offices)(zip code)



        Registrant's telephone number, including area code:  417-235-6652




Item 5.  Other Events.


On July 10, 1997, Jack Henry & Associates, Inc. (the "JHA"), acquired G.G. Pulley & Associates, Inc., a New Mexico corporation ( Pulley ), a privately owned company engaged in the business of writing and selling item processing software, reselling item processing hardware (reader/sorters) and providing related services to community banks. JHA acquired Pulley pursuant to a Merger Agreement effective July 1, 1997, under which Pulley was merged into a new wholly owned subsidiary of JHA (the Merger ). Pursuant to the Merger, all outstanding shares of the capital stock of Pulley were converted into shares of JHA common stock. A total of 222,469 shares of fully paid and non-assessable common stock of JHA were issued in the Merger and were valued at $22.475 per share, which amount was the average of the closing bid and asked prices or the JHA common stock for the five trading days ended June 23, 1997. Based upon such valuation, the aggregate value of the JHA common stock received as merger consideration by the Pulley shareholders was approximately $5,000,000.

The acquisition transaction was negotiated at arms length between JHA and the directors and shareholders of Pulley, none of whom were previously affiliated with JHA. JHA is accounting for the Merger using the pooling of interests method of accounting.

Pulley was organized in 1986 and has since its inception focused on item processing software and the reselling of reader/sorters to community banks. Pulley s products and services are complimentary to and augment JHA s extensive product line for the community bank market. Pulley has approximately 166 bank customers, over 15% of which are also JHA customers. JHA has retained key members of Pulley management and intends to operate Pulley from its current offices in Albuquerque, New Mexico. Pulley s 35 employees in Albuquerque have all been retained. While Pulley s financial statements have not been previously audited, JHA believes that Pulley s net assets are approximately $1,400,000 and that its calendar year 1996 net income after taxes was approximately $200,000 on revenues of approximately $6,000,000.

While JHA believes that the acquisition of Pulley is important, Pulley does not meet the definition of a significant subsidiary of JHA as set forth in Regulation S-X and therefore separate financial statements and pro-formas have not been provided.


                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                  JACK HENRY & ASSOCIATES, INC.


Date: August 18, 1997             By: /s/ Michael E. Henry
                                  Michael E. Henry
                                  Chairman and Chief Executive Officer


Date: August 18, 1997             By: /s/ Terry W. Thompson
                                  Terry W. Thompson, Vice President,
                                  Treasurer and Chief Financial Officer